Exhibit 99.1

CONTACT:	Scott Carlock (857) 415-5020

Così, Inc. Reports 2014 Second Quarter Results

BOSTON, MA – August 14, 2014 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the second quarter ended June 30, 2014 of $(4,814,000), or $(0.27) per basic and diluted common share, compared with the net loss of $(2,135,000), or $(0.12) per basic and diluted common share, reported for the 2013 second quarter.  Excluding the impact of one-time costs of $2,103,000 incurred during the 2014 second quarter, the net loss was $(2,711,000) or $(0.15) per basic and diluted common share.

Così’s total revenues for the 2014 second quarter decreased by $2,738,000 to $20,670,000 from $23,408,000 in the 2013 second quarter.  Company-owned net restaurant sales decreased by $2,649,000 to $20,007,000 from $22,656,000 for the 2013 second quarter. Franchise fees and royalty revenues for the quarter contributed $663,000 compared to $752,000 in the 2013 second quarter.  The decline in revenues compared to last year’s second quarter was due primarily to the decline in comparable Company-owned restaurant sales, the closure of Company-owned and franchise locations during and subsequent to the second quarter of 2013.

System-wide comparable restaurant sales for the second quarter as measured for restaurants in operation for more than 15 months recorded an aggregate decline of (4.7%) as compared to the second quarter of 2013.  The breakdown in comparable sales between Company-owned and franchise restaurants are as follows:

For the 13 weeks ended June 30, 2014
Company-owned	(7.5%)
Franchise	(0.1%)
Total System	(4.7%)

"The Cosi management team took aggressive, corrective action in the second quarter, which we believe will ensure the long-term health of Cosi,” stated RJ Dourney, Così's President and Chief Executive Officer, “These actions came at a cost, one I view as an investment in the future.”

2014 Second Quarter Financial Performance Review

Così’s aforementioned $2,649,000 decrease in second quarter Company-owned net sales as compared to the 2013 second quarter was due primarily to a 7.5% decrease in comparable restaurant net sales as well as a $1,534,000 decline in net sales from 11 locations closed during and subsequent to the second quarter of 2013. The decrease in Company-owned comparable net sales during the quarter was comprised of a 9.2% decrease in traffic partially offset by a 1.7% increase in average guest check.

For the second quarter, Così reported a 430 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the second quarter of 2013. The change resulted from increases of 220, 120 and 90 basis points, as a percentage of net sales, in occupancy and other restaurant operating expenses food and beverage costs and labor and related benefits expense, respectively.  The increase in occupancy and other restaurant operating expenses and labor and related benefits expense as a percentage of net sales was due primarily to the deleveraging impact of the comparable restaurant net sales decline on the fixed portion of these costs during the period.  The increase in food and beverage costs was driven by a shift in sales mix as well as higher year-over-year costs of certain commodities, including poultry and dairy products.

During the second quarter of 2014, the Company’s general and administrative expenses increased by $544,000 to $3,685,000 from $3,141,000 in the 2013 second quarter.  The increase was due to a one-time termination fee related to exiting the Deerfield corporate office as well as other related expenses.  Excluding these one-time costs, general and administrative expenses for the quarter decreased by $290,000 as compared to the prior year quarter.

Così reported that as of June 30, 2014 it had cash and cash equivalents of $6,084,000.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 63 Company-owned and 46 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of June 30, 2014 and December 30, 2013
(dollars in thousands)

	June 30, 2014	December 30, 2013
Assets
Current assets:
Cash and cash equivalents	$6,084	$6,021
Accounts receivable, net	641	594
Notes receivable, current portion	551	551
Inventories	793	779
Prepaid expenses and other current assets	744	1,348
Total current assets	8,813	9,293

Furniture and fixtures, equipment and leasehold improvements, net	7,143	8,195
Other assets	1,470	1,115
Total assets	$17,426	$18,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,691	$2,462
Accrued expenses	8,474	9,088
Deferred franchise revenue	18	18
Current portion of other long-term liabilities	998	196
Total current liabilities	11,181	11,764

Long-term debt	6,023	-
Deferred franchise revenue	1,931	1,931
Other long-term liabilities, net of current portion	1,642	2,189
Total liabilities	20,777	15,884

Stockholders' deficit:
Common stock - $.01 par value; 100,000,000 shares authorized,
19,312,794 and 18,106,979 shares issued, respectively	193	181
Additional paid-in capital	299,039	297,181
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(301,385)	(293,445)
Total stockholders' deficit	(3,351)	2,719
Total liabilities and stockholders' deficit	$17,426	$18,603

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Three and Six Month Periods Ended June 30, 2014 and July 1, 2013
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$20,007	$22,656	$37,735	$43,510
Franchise fees and royalties	663	752	1,310	1,459
Total revenues	20,670	23,408	39,045	44,969

Costs and expenses:
Cost of food and beverage	5,122	5,521	9,537	10,723
Restaurant labor and related benefits	7,432	8,198	14,526	16,308
Occupancy and other restaurant operating expenses	7,078	7,523	14,079	14,669
	19,632	21,242	38,142	41,700
General and administrative expenses	3,685	3,141	6,054	5,898
Depreciation and amortization	601	672	1,240	1,420
Restaurant pre-opening expenses	-	11	-	11
Provision for losses on asset impairments and disposals	120	355	120	694
Lease termination expense and closed store costs	1,269	126	1,255	147
Gain on sale of assets	(50)	-	(50)	-
Total costs and expenses	25,257	25,547	46,761	49,870

Operating loss	(4,587)	(2,139)	(7,716)	(4,901)

Interest expense	(239)	-	(239)	-
Other income	12	4	15	25

Net loss and comprehensive loss	$(4,814)	$(2,135)	$(7,940)	$(4,876)

Per Share Data:
Loss per share, basic and diluted	$(0.27)	$(0.12)	$(0.44)	$(0.27)

Weighted average shares outstanding	18,148,966	17,988,624	18,101,773	17,969,198

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Sales

	Three Months Ended				Six Months Ended
	June 30, 2014		July 1, 2013		June 30, 2014		July 1, 2013

Revenues:
Restaurant net sales	96.8%		96.8%		96.6%		96.8%
Franchise fees and royalties	3.2		3.2		3.4		3.2
Total revenue	100.0		100.0		100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	25.6		24.4		25.3		24.6
Restaurant labor and related benefits (1)	37.1		36.2		38.5		37.5
Occupancy and other restaurant operating expenses (1)	35.4		33.2		37.3		33.7
	98.1		93.8		101.1		95.8
General and administrative expenses	17.8		13.4		15.5		13.1
Depreciation and amortization	2.9		2.9		3.2		3.2
Provision for losses on asset impairments and disposals	0.6		1.5		0.3		1.5
Lease termination expense and closed store costs	6.2		0.5		3.2		0.3
Gain on sales of assets	(0.2)		-		(0.1)		-
Total costs and expenses	122.2		109.1		119.8		110.9
Operating loss	(22.2)		(9.1)		(19.8)		(10.9)
Interest expense	(1.2)		-		(0.6)		-
Other income	0.1		-		0.1		0.1
Net loss and comprehensive loss	(23.3	) %	(9.1	) %	(20.3	) %	(10.8	) %

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

Cosi, Inc.
System-wide Restaurants
	For the Three Months Ended
	June 30, 2014			July 1, 2013
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	72	49	121	74	50	124
Restaurants permanently closed	6	2	8	-	-	-
Restaurants at end of period	66	47	113	74	50	124

	For the Six Months Ended
	June 30, 2014			July 1, 2013
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	70	52	122	75	50	125
Franchise-owned converted to Company-owned	2	2	-	-	-	-
Restaurants permanently closed	6	3	9	1	-	1
Restaurants at end of period	66	47	113	74	50	124